Exhibit 6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 28 to the Registration Statement No. 333-17671 on Form S-6 of our report dated April 22, 2013 relating to the financial statements of each of the portfolios of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2012, and of our report dated March 8, 2013 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2012. We also consent to the reference to us under the heading “Financial Statements” in the Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 22, 2013